Exhibit 5.1

Francis Abourizk Lightowlers

Level 14, 114 William Street

Melbourne Victoria 3000

PO Box 302, Collins Street West

Melbourne Victoria 8007

t 61 3 9642 2252    f 61 3 9642 2272

e enquiries@fal-lawyers.com.au

www.fal-lawyers.com.au

ABN 85 275 937 113

23 July 2020

The Board of Directors

Immuron Limited

Level 3, 62 Lygon Street

Carlton South VIC 3053

Dear Directors

Form F-3 Registration Statement

We act as Australian legal counsel for Immuron Limited ACN 063 114 045, a company incorporated under the laws of the Commonwealth of Australia (Company), with respect to an offer for sale of 1,066,668 American Depositary Shares (Offer) pursuant to F-3 Prospectus registered with the U.S. Securities and Exchange Commission dated 17 April 2019 (F-3 Prospectus or Registration Statement) and a Prospectus Supplement to the F-3 Prospectus to be filed 23 July 2020 (Prospectus Supplement).

Each of the American Depositary Shares (ADSs) are convertible into 40 fully paid ordinary shares in the Company (Shares).

Assumptions in providing our opinion

As to various questions of fact relevant to this opinion, we have relied on and assumed the accuracy of, without independent verification:

•	an online search of the Company on the Australian Securities and Investments Commission records on 23 July 2020 (ASIC Search);
•	a certificate from the Company’s Company Secretary detailing the securities it has issued in Australia in the prior 12 months and a calculation of the Company’s capacity as at the date of this letter to issue securities pursuant to ASX Listing Rules 7.1 and 7.1A;
•	a circular resolution of the Company’s Board of Directors, dated 21 July 2020; and
•	the Company’s Constitution (a copy of which was provided to us by the Company).

For the purpose of the opinions set out below, we have also assumed, without independent investigation or verification, that:

(a)	the genuineness of all signatures and the authenticity of all documents, instruments and certificates submitted to us as originals and the exact conformity with the authentic originals of all documents, instruments and certificates submitted to us as copies or forms or originals;
(b)	that each party to each document has all the requisite power and authority (corporate and otherwise) to execute and deliver and perform its obligations there under;
(c)	all matters of internal management required by the constitution of each of the parties to the relevant documents have been duly attended to (including, without limitation, the holding of properly constituted meetings of the boards of directors of each of those parties and the passing at those meetings of appropriate resolutions);
(d)	that any documents which purport to be governed by the law of any jurisdiction other than the federal and state laws of the Commonwealth of Australia are legal, valid and binding obligations on all of the parties thereto and under the applicable law and that none of the execution, delivery or performance of any document by any party thereto violates or contravenes or is rendered invalid, not binding or unenforceable under any applicable law under any jurisdiction other than the federal and state laws of the Commonwealth of Australia;

(e)	the Company will not engage in fraudulent or unconscionable conduct or conduct which is misleading or deceptive or which is likely to mislead or deceive in relation to the issuance or sale of Shares or ADS;
(f)	there is no bad faith, fraud, undue influence, coercion or duress or similar conduct on the part of the Company in relation to the issuance or sale of Shares or ADS under the Registration Statement;
(g)	all information provided to us by or on behalf of officers of the Company was true, correct and complete when provided and remains so at the date of this letter, containing all information required, without us making any separate enquiry or investigation other than viewing the ASIC Search, in order for us to provide this opinion;
(h)	no party has contravened or will contravene any provision of the Australian Corporations Act 2001 (including Chapters 2E, 2J, 6 or generally sections 1041H or 1043A) (Corporations Act) by the issue of the Registration Statement or giving effect to any transaction in connection with a Registration Statement or undertaking or being involved in a transaction related to or connected with the Registration Statement or generally in any subsequent dealing in the Shares or ADS issued under the Registration Statement;
(i)	the Company will at all times duly comply with all its obligations under the Corporations Act, the ASX Listing Rules and otherwise required by law;
(j)	the Company is and will be able to pay its debts as and when they fall due and is otherwise solvent as at the time the Shares or ADS are issued or sold;
(k)	the ASIC Search we have examined is accurate and that the information disclosed by the search conducted by us is true and complete and that such information has not since then been altered and that such search did not fail to disclose any information which had been delivered for registration or filing against the Company’s records but which did not appear on the public records at the date of our search; and
(l)	the Company will lodge all requisite notices with the ASX in respect of the contemplated issue of securities under Offer.

Opinion

Based on and subject to the above assumptions (and in reliance on them), in our opinion, the Shares which the ADSs the subject of the Offer under the Registration Statement are convertible to:

1.	have been duly authorised by the Company; and
2.	when issued, will be validly issued, fully paid and non-assessable securities of the Company.

For the purpose of this opinion, the term “non-assessable”, when used to describe the liability of a person as the registered holder of an Share, means that the holder of such Share, having fully paid all amounts due on such Share, is under no personal liability to contribute to the assets and liabilities of the Company in their capacity purely as a holder of such Share.

This opinion is limited to the federal and state laws of the Commonwealth of Australia and no opinion or representation is given in respect of the application of any foreign laws to the issue or transfer of the securities or the contents or generally the compliance of the F-3 Prospectus, the Prospectus Supplement or any other matters under any applicable US laws or regulations.

Applicability

This opinion is given as at 12:55pm Melbourne, Australia the date of this letter and we undertake no obligation to advise you of any changes (including but not limited to any subsequently enacted, published or reported laws, regulations or individual decisions) that may occur or come to our attention after the date of this letter which may affect our opinion.

We consent to incorporation by reference of this opinion in the Prospectus Supplement and to the reference of this firm under the caption “Legal Matters” therein, and we consent to the filing of this opinion as an exhibit 5.1 to the Company’s Report on Form 6-K.

Yours faithfully,

/s/ FRANCIS ABOURIZK LIGHTOWLERS

FRANCIS ABOURIZK LIGHTOWLERS